Exhibit 2.2

ENGLISH TRANSLATION

Shengyi Technology Co., Ltd.

and

TTM Technologies China Limited

on

Equity Interest Transfer Agreement

in relation to

Dongguan Shengyi Electronics Ltd.

This Agreement is signed by the following parties on March 14, 2013 in Dongguan City, Guangdong Province.

Transferor: TTM Technologies China Limited

Address:	No.4 Dai Shun Street, Tai Po Industrial Estate, New Territories, Hong Kong.

Transferee: Shengyi Technology Co., Ltd.

Address:	5 Industrial West Road, Industrial Park Northern District, Songshan Lake Technology Industrial Park, Dongguan City.

Whereas:

1.	The Transferor was incorporated and is registered and lawfully and effectively subsisting as a limited liabilities company under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (hereinafter referred to as “Hong Kong”). The number of the Transferee’s business registration certificate is 09942506-000.

2.	Under the approval (Yue Jing Mao Zi Pi Zi (1993) No. 0666) issued by the Department of Foreign Trade and Economic Corporation of Guangdong Province, the Transferee was incorporated and is registered and lawfully and effectively subsisting as a Sino-foreign joint stock company with limited liabilities under the laws of the People’s Republic of China (hereinafter referred to as “PRC”; and for the purpose of this Agreement, PRC does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The registration number of the Transferor’s business license is 441900400120353.

3.

Under the approval (Yue Jing Mao Wei Zi (1985) No. 836) issued by the Department of Foreign Trade and Economic Corporation of Guangdong Province, Dongguan Shengyi Electronics Ltd. (hereinafter referred to as the “Target Company”) was incorporated and is registered and effectively subsisting as a Sino-foreign joint venture enterprise under the laws of the PRC. The registration number of its “Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hongkong , Macao and Overseas Chinese in the PRC” is Shang Wai Zi Yue He Zi Zheng Zi [2011] No. 0058; the registration number of its Business License is 441900400036453; the number of its Institutional Code Certificate is 61811314-6; the number of its Tax Registration Certificate (National Tax) is Yue Guo Shui Zi 441900618113146; the number of its Tax Registration Certificate (Local Tax) is Yue Di Shui Zi 441900618113146; and the number of its Customs Registration Code is 4419930486. The shareholding of the Target Company is owned as to 70.2% by the Transferor with capital contribution in the amount of US$62,774,680.00 and as to 29.8% by the Transferee with capital contribution in the amount of US$26,645,320.00, respectively.

4.	The Transferor intends to transfer its legitimately-owned 70.2% of the equity interest in the Target Company (hereinafter referred to as “Subject Equity Interest”) to the Transferee. Following completion of the transfer of the Subject Equity Interest, the Transferee will own 100% stake of the Target Company accordingly.

In respect of the transfer of the Subject Equity Interest in the Target Company mentioned above, the Transferor and the Transferee (hereinafter referred as to “Parties”) enter into this Agreement after full negotiation in accordance with the principle of equality and fairness as well as pursuant to the stipulations of the relevant laws.

Clause 1 Representations and Warranties

(1)	Transferor’s Representations and Warranties

(i)	Transferor has the full right and capacity to enter into this Agreement and has the ability to perform this Agreement.

(ii)	Transferor warrants that the Target Company was incorporated and is effectively subsisting as a limited liability company under the PRC law and that the Target Company has obtained all the necessary and effective governmental approvals, licenses, permits and qualifications for carrying out its business normally and effectively pursuant to its business license.

(iii)	Transferor warrants that the Transferor is the lawful owner of the Subject Equity Interest. Transferor has the power to transfer the Subject Equity Interest to the Transferee. The Transferor warrants that the Subject Equity Interest is free from any mortgage, pledge or any other form of encumbrance or third party’s interests. Save for this Agreement, there is no other contract, agreement, binding arrangement, judgment, ruling or other legal or administrative proceedings or governmental investigations as a result of which any third party may entitle to any right to or interest in the Subject Equity Interest.

(iv)	The Transferor warrants that, save as disclosed in the declaration attached hereto as Appendix 1, the Target Company has not violated any law or regulation in any material respect and has not been administratively punished for violating any relevant law and regulation and there is no other material impact on the lawful existence and operation of the Target Company.

(v)	The Transferor warrants that, other than those disclosed in this Agreement and the declaration attached hereto as Appendix 1, there is no existing material adverse information relating to the Target Company which is required to be disclosed but has not yet been disclosed. Otherwise, the Transferor will bear all legal consequences.

(vi)	All information and documents provided by the Transferor under this Agreement are true, accurate, complete and valid, and do not constitute misleading and false statements.

(vii)	Each of the authorized representatives of the Transferor has been duly authorized to represent the party to sign this Agreement and the legal documents relating to the transfer of the Subject Equity Interest. The execution and performance of this Agreement will not violate any business license, registration, articles of association and other incorporation documentation of the Transferor and will not violate any law, regulations and contractual documents binding on the Transferor.

(viii)	The Transferor warrants that after the signing of this Agreement it will comply with the relevant laws and regulations for carrying out all the necessary formalities, getting all the necessary approvals, and obtaining the necessary rights in accordance with those laws and regulations, to sign this Agreement and perform its obligations under this Agreement.

(2)	Transferee’s Representations and Warranties

(i)	Transferee has the full right and capacity to enter into this Agreement and has the ability to perform this Agreement

(ii)	All information and documents provided by the Transferee under this Agreement are true, accurate, complete and valid, and do not constitute misleading and false statements.

(iii)	Each of the authorized representatives of the Transferee has been duly authorized to represent the party to sign this Agreement and the legal documents relating to the transfer of the Subject Equity Interest. The execution and performance of this Agreement will not violate any business license, registration, articles of association and other incorporation documents of the Transferee and will not violate any law, regulations and contractual documents binding on the Transferee.

(iv)	The Transferee warrants that after the signing of this Agreement it will comply with the relevant laws and regulations for carrying out all the necessary formalities, getting all the necessary approvals, and obtaining the necessary rights in accordance with those laws and regulations, to sign this Agreement and perform its obligations under this Agreement.

Clause 2 Determination and Payment of Consideration

(1)	Determination of the Consideration

(i)	With reference to the assessment made in the Asset Valuation Report “Lian Xin (Zheng) Ping Bao Zi (2013) No. A0008” dated January 15, 2013 issued by Guangdong Union Trust Evaluation Co., Ltd. and after negotiation between the Parties, the total price of the Target Company is RMB1,000,000,000.00 (which will not be changed and will not be affected by any factor). Accordingly, the Transferee agrees to acquire from the Transferor the Subject Equity Interest at a price based on the aforesaid total price of the Target Company.

(ii)	The Transferor agrees to transfer the Subject Equity Interest to the Transferee at the price of RMB702,000,000.00. The Transferee agrees to acquire from the Transferor the Subject Equity Interest at the aforesaid price.

(iii)	Each Party agrees the transfer price of RMB702,000,000.00 covers all the interests, risks and losses generated from the Target Company’s business activities on the valuation date as determined by Asset Valuation Report “Lian Xin (Zheng) Ping Bao Zi (2013) No. A0008” issued by Guangdong Union Trust Evaluation Co., Ltd. and up to the date of the signing of this Agreement and until completion of the change of the business registration of the Target Company to the Transferee with the State Administration of Industry and Commerce.

(2)	Payment Method and Payment Terms

(i)	The Transferee shall pay the consideration of RMB702,000,000.00 in RMB for the transfer of the Subject Equity Interest.

(ii)

Within 5 working days following the obtaining from the foreign trade and economic cooperation authority the approvals of the transaction relating to the Subject Equity Interest and the transaction relating to the DMC Equity Interest Transfer Agreement (as defined in subclause (3) of Clause 3 below), the Transferee, who will have the obligation to deduct tax from the consideration and pay such tax on the Transferor’s behalf, shall submit the tax return to the tax authority on the Transferor’s behalf and, if required, shall at the same time complete the formalities for the remittance of payment of the consideration to the Transferor outside the PRC. The Transferee shall promptly pay the tax on the Transferor’s behalf pursuant to the instructions of the tax authority (if required). The Transferee shall remit the balance of RMB522,000,000.00 of the consideration after deducting all the taxes (if required) on behalf of the Transferor to the bank account designated in writing by the Transferor within 7 working days following (a) the completion of tax payment (or obtaining the tax authority’s reply or certification that the Transferor is not required to pay tax) or (b) the submission to the State Administration of Industry and Commerce for processing the registration of the change to the Subject Equity Interest pursuant to subclause (2) of Clause 3 below, whichever is earlier. Within 15 working days immediately following the completion of the registration with the State Administration of Industry and Commerce, the Transferee shall remit the balance of the consideration to the bank account designated in writing by the Transferor. Provided that if there is a quicker payment method discovered by the Parties in the course of the performance of this Agreement, the Parties may, having mutually agreed in writing, adopt the quicker payment method. Further, the Transferee shall deliver to the Transferor the originals or copies of the tax return and the official receipt of tax payment (if required to pay tax) or the proof of no tax liabilities on the Transferor (if not required to pay tax) within 7 working days after the Transferee’s receipt of the same from the tax authority.

Clause 3 Approval and Registration for Transfer of Equity Interest

(1)	After signing of this Agreement, the Transferor and the Transferee shall actively cooperate with the Target Company on the application for approval of the change of shareholder of the Target Company, change of registration or filing procedures and change of the business license with various governmental departments including the foreign trade and economic cooperation authority, State Administration of Industry and Commerce, and tax authorities etc. and provide the relevant documents as required.

(2)

Both Parties agree that within 20 working days following the conditions set out in subclause (2) of Clause 9 below (other than the condition requiring approval obtained from the approval authority in item 6 there), the Target Company shall submit materials to the foreign trade and economic cooperation authority for seeking approval of the transfer of the Subject Equity Interest. The Target Company shall submit to the State Administration of Industry and Commerce for processing the registration and other registration procedures for change in relation to the transfer of the Subject Equity Interest on (a) the 28th day (if it is a public holiday, then the working day prior to it) following the obtaining of the approval from the foreign trade and economic cooperation authority or (b) the day on which the Transferee has remitted the balance of RMB522,000,000.00 of the consideration after deducting all the taxes (if required) on behalf of the Transferor to the bank account designated in writing by the Transferor, whichever is earlier. Provided that if the Parties in the course of their performance of this Agreement discover other approval and registration procedures that can facilitate the quicker payment method mentioned above, the Parties may, having mutually agreed in writing, adopt such approval and registration procedures mutually agreed by the Parties in writing. After obtaining of the aforesaid approvals from the foreign trade and economic cooperation authority and completion of the registration and other registration procedures for change, the Target Company should promptly provide copies of the documents obtained in the aforesaid processes to each of the Transferor and Transferee for records.

(3)	Both Parties further agree that this Agreement and the “Agreement between Shengyi Technology Co., Ltd. and TTM Technologies China Limited for Equity Interest Transfer in relation to Dongguan Meadville Circuits Limited” (hereinafter referred to as “DMC Equity Interest Transfer Agreement”) are signed at the same time and linked to each other. The signing and implementation of these two agreements shall not be separated. The Parties shall actively cooperate together to ensure that the procedures and timing for obtaining approval regarding this Agreement and the DMC Equity Interest Transfer Agreement from the relevant approval authorities and the change of business registration in connection therewith are consistent with each other as much as possible.
(4)

In the event of failure to obtain approval from the approval authorities and/or to complete the change of business registration and other registrations for this Agreement and/or the DMC Equity Interest Transfer Agreement due to factor that is not prompted by either Party intentionally or due to either Party’s fault, both Parties shall immediately discharge this Agreement and the DMC Equity Interest Transfer Agreement and immediately terminate all procedures for the transfer of the Subject Equity Interest. The shareholding structure of the Target Company and Dongguan Meadville Circuits Limited shall be reinstated to the original status immediately before the transfer of the Subject Equity Interest. The consideration paid by each Party should be returned to the other Party without interest. Simultaneously, each Party should actively cooperate together to sign the legal documents to discharge this Agreement and the DMC Equity Interest Transfer

Agreement and promptly processing the procedures for seeking approval from the approval authorities and change of the business registration in relation to the reinstatement of the shareholding structure of the Target Company and Dongguan Meadville Circuits Limited. Further, the co-management team as agreed in subclause (2) of Clause 4 below shall be dissolved immediately. The decision-making power in relation to the Target Company’s daily operation shall be reverted to and assumed by the general manager or acting general manager appointed by the Transferor.

(5)	In the event that this Agreement or the DMC Equity Interest Transfer Agreement will not be performed due to factor prompted by either Party intentionally or due to either Party’s material fault, that Party will be in breach of clause 7 of this Agreement or clause 7 of DMC Equity Interest Transfer Agreement and shall be liable for such breach accordingly.

Clause 4 Arrangement for Transitional Period and Inheritance of Rights and Obligations

(1)	During the period from the date of signing of this Agreement until the completion of registration of the change of shareholders with the relevant authorities (hereinafter referred as to “Transitional Period”), the Transferor shall ensure the operational condition of the Target Company shall be consistent with that in the past, including:

(i)	the Target Company shall carry on its current sales, marketing and promotion activities and shall maintain the status quo of its current business structure;

(ii)	save as disclosed, the Target Company shall maintain the existing assets and properties;

(iii)	there is no malicious act to reduce the net asset value of the Target Company, which shall not be engaged in any material acquisition or disposal of assets or in investment activities; and

(iv)	the Target Company shall comply with all applicable laws and regulations in its business activities. If the Target Company violates any law and regulation, the Transferor shall notify the Transferee of the same immediately after it is aware of the violation.

(2)	In the Transitional Period, the Parties agree to set up a co-management team comprising two members whom are appointed by the Parties respectively. The co-management team will be vested with the decision-making power and responsibility for the daily operation of the Target Company and assume the power and responsibility of the Target Company’s general manager for approving the material matters of the Target Company.

(3)	After obtaining approval and completion of the registration of the change in relation to the transfer of the Subject Equity Interest, the Transferor and the Transferee shall proceed with the arrangement for and transfer of the Target Company’s information systems and data pursuant to Appendix 2 (Arrangement on and Transfer of Target Company’s Information Systems) to this Agreement so as to ensure the continuity, completeness and retrospectivity of the Target Company’s business and operation.

(4)	In the Transitional Period, other than those disclosed in the declaration attached to this Agreement as Appendix 1, the Transferor shall ensure that the Subject Equity Interest will not be involved in any legal dispute and that, unless with the Transferee’s consent, the Target Company will not:

(i)	undertake any capital commitment and bear any material liability;

(ii)	undertake or allow any mortgage, pledge, lien or other encumbrance inflicting on any of its properties or assets;

(iii)	waive any account receivables (if any);

(iv)	do or allow anything that may result in material adverse impact on the Target Company’s financial condition, business, and relationship with its business partners; and

(v)	change the articles of association of the Target Company.

(5)	In the Transitional Period, the Transferee may give consent to and approve any matter reported by the Target Company for the necessary and normal operation of the Target Company that will run beyond the Transitional Period.

(6)	In case the Transferor’s exercise of any right or fulfillment of any obligation, without the Transferee’s consent, in relation to the Subject Equity Interest gives rise to any loss to the Target Company or the Transferee, the Transferor shall bear the compensation liability.

(7)	On the day of completion of registration of this equity interest transfer with the State Administration of Industry and Commerce, the Transferee will become the shareholder owning 100% of the equity interest in the Target Company and the Transferee shall be entitled to all the shareholder’s rights and be liable for all the shareholder’s obligations as well.

Clause 5 The Parties’ Obligations

(1)	The Transferor’s Obligations:

(i)	To transfer all its equity interest in the Target Company in accordance with the provisions of this Agreement.

(ii)	To cooperate on the application of approval, change of registration or filing procedures relating to this transfer.

(iii)	To perform other obligations which are to be performed by a transferor in accordance with the provisions of this Agreement.

(2)	The Transferee’s Obligations:

(i)	To pay the consideration for the transfer of the Subject Equity Interest in accordance with the provisions of this Agreement.

(ii)	To cooperate on the application of approval, change of registration or filing procedures relating to this transfer.

(iii)	After completion of the transfer of the Subject Equity Interest, to cooperate actively and procure the Target Company to provide the financial statements of the Target Company as required by the Transferor pursuant to the U.S. and Hong Kong accounting requirements.

(iv)	If required, to procure the Target Company to assist the Transferor in its changing the application agent in the PRC from the Target Company to Dongguan Meadville Circuits Limited in relation to the Transferor’s two PRC vehicle licenses nos. Yue Z. B871 Gang (with Hong Kong and Macau’s vehicle license no. HA3889) and Yue Z. J117 Gang (with Hong Kong and Macau’s vehicle license no. ME3313) granted by Guangdong Provincial Public Security Department after the completion of the transfer of the Subject Equity Interest.

(v)	To perform other obligations which are to be performed by a transferee in accordance with the provisions of this Agreement.

Clause 6 Tax and Expenses

(1)	Each Party shall bear its own banking expenses in relation to its payment or receipt of the consideration for the transfer of the Subject Equity Interest.

(2)	Each Party shall bear its own taxes arising from the transfer of the Subject Equity Interest pursuant to the relevant laws.

(3)	Each Party shall pay the fees of the professionals engaged by it in relation to the transfer of the Subject Equity Interest.

(4)	The expenses in relation to seeking approval and change of business registration for the transfer of the Subject Equity Interest shall be borne by the Target Company.

Clause 7 Breach of Contract and Related Liabilities

A violation of any provision of this Agreement or failure to perform this Agreement completely by a Party will constitute a breach of this Agreement. In such case, the other Party has the right to seek for compensation for the loss suffered by it or other reasonable remedies. Having sought other remedies, the other Party is still entitled to seek compensation from the breaching Party for the loss suffered by it if such other remedies are not to able cover its loss completely.

Clause 8 Force Majeure

If this Agreement cannot be performed or is not performed completely as a result of any force majeure such as earthquake, typhoon, flooding, fire disaster, warfare or the act of government, the Party who has suffered from such force majeure shall notify the other Party of the force majeure and provide the other Party with details of the incident and the valid proof or reasons for the failure or the postponement of the performance within 7 days after the end of the force majeure. In such event, both Parties may agree to terminate this Agreement, or to discharge part of the obligations under this Agreement, or to postpone the performance of this Agreement after both Parties have assessed the impact of the force majeure on the performance of this Agreement.

Clause 9 The Formation and Effectiveness of this Agreement

(1)	This Agreement shall be formed on the date when signed by both Parties.

(2)	This Agreement shall become effective on the date when the following conditions are completely satisfied:

(i)	Resolution has been passed by the board of directors of the Target Company approving the transfer of its 70.2% equity interest from the Transferor to the Transferee.

(ii)	Resolutions have been passed by the board of directors and shareholders of the Transferor respectively, approving the transfer of the 70.2% of the equity interest held by the Transferor in the Target Company to the Transferee.

(iii)	Resolutions have been passed by the board of directors and shareholders of the Transferee respectively, approving its acceptance of the transfer of the 70.2% of the equity interest held by the Transferor in the Target Company.

(iv)	The Transferor’s banks have given consent to the disposal of the 70.2% of the equity interest in the Target Company by the Transferor to the Transferee.

(v)	Resolutions have been passed by the board of directors of TTM Technologies, Inc., approving the transfer of the 70.2% equity interest in the Target Company from the Transferor to the Transferee.

(vi)	Approval has been granted by the relevant approval authority approving the transfer of the equity interest in the Target Company.

(3)	Each of Transferor and the Transferee should use its best endeavours to satisfy the conditions in subclause (2) above that have to be satisfied by it and should promptly notify the other party once a condition is satisfied by it. Both Parties should cooperate together to procure the satisfaction of the condition that is required to be satisfied by the Target Company and the condition for obtaining approval from the approval authority.

Clause 10 Governing Law and Dispute Resolution

(1)	This Agreement is governed by, and shall be construed in accordance with, the law of the PRC.

(2)	Any dispute arising from or in connection with this Agreement shall be settled through friendly consultation between the Transferor and Transferee. In case no settlement can be reached by consultation within a period of 30 days from the date when the dispute arose, either Party may refer the dispute to South China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitral award shall be final and binding on both Parties.

Clause 11 Others

(1)	Each of the Parties bears the confidentiality obligation. Each Party warrants that, without the prior consent from the other Party, it will not inform, provide or disclose to any third party with or of any matters relating to this Agreement, the Target Company or related information, or the confidentiality information of the other Party (other than the disclosure by each of the Parties and their respective direct or indirect controlling shareholders pursuant to law or regulations or disclosure that is made to their respective professional advisers/agents who bear similar confidentiality obligations).

(2)	This Agreement should be signed in ten counterparts, each of which will have the same legal effect. Each Party shall keep one signed counterpart, with the rest to be submitted to the relevant authorities for approval and registration purposes and the remaining counterparts thereafter to be kept by the Target Company.

(3)	If there is anything not covered by this Agreement, the Parties may discuss such matter and enter into supplemental agreement on such matter. The supplemental agreement carries the same legal effect together with this Agreement.

(No text on this page. This is the execution page of the Equity Interest Transfer Agreement relating to the equity interest in Dongguan Shengyi Electronics Ltd.)

Transferor: TTM Technologies China Limited (Company chop affixed)

Legal Representative (Authorized Representative):

Transferee: Shengyi Technology Co., Ltd. (Company chop affixed)

Legal Representative (Authorized Representative):

Date: March 14, 2013

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